January 14, 2013

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

 Re: Authorization and Designation – Norwegian Cruise Line Holdings Ltd.

This letter confirms that Blondel So King Tak and/or Joyce Tan Wei Tze are authorized and designated to sign all securities related filings regarding Norwegian Cruise Line Holdings Ltd. with the Securities and Exchange Commission, including Form ID Acknowledgements, on my behalf.  This authorization and designation shall be valid for three years from the date of this letter.

Yours faithfully,

/s/ David Chua Ming Huat______
David Chua Ming Huat